January 25, 2005

Capitol Federal's 112th Year

of True Blue Service

NEWS RELEASE

Media Contact: Capitol Federal -- Mary W. Lenz (785) 231-6255

For Immediate Release

JOHNSON AND McCOY ELECTED CFFN DIRECTORS

During its recent annual meeting held Tuesday, January 25, Capitol Federal Financial (CFFN) announced the retirement of long time board members, Robert B. Maupin and Carl W. Quarnstrom. Elected to fill the positions left by Maupin and Quarnstrom are Jeffrey M. Johnson, president of the Flint Hills National Golf Club, Wichita, and Michael T. McCoy, M.D., orthopedic surgeon and Chief of Surgery at Stormont-Vail Regional Medical Center, Topeka.

A 1988 business administration graduate of the University of Kansas, Mr. Johnson brings strong business experience with him to the board. He worked at Coulter Enterprises, Inc. from 1988-1992, Lone Star Steakhouse and Saloon, Inc. from 1992-1996 and Raymond James Financial Services from 1997 to 2002 when he accepted his current position as president of the Flint Hills National Golf Club. His community involvements also add much to the stature of the board, serving as president of the Sedgwick County Zoological Foundation and trustee for several boards, including the Sedgwick County Zoo, Kansas University Endowment Association, KU Business School Board of Advisors and ALS-Keith Worthington Chapter.

Dr. McCoy earned his undergraduate and medical degrees from the University of Kansas, graduating in 1975. He further specialized in orthopedic surgery, sports medicine, from the Mayo Clinic, Rochester, Minnesota in 1980. He serves as Chief of Surgery, Stormont-Vail Regional Medical Center and is a member of the Kansas Medical Society, Shawnee County Medical Society, American Academy of Orthopedic Surgeons and American Orthopedic Society for Sports Medicine.

"These men will bring a broad scope of experience and knowledge to Capitol Federal Financial that will direct our company as it grows and expands into the future," remarked Capitol Federal Financial president, John B. Dicus. "We congratulate them and welcome them to our Capitol Federal team."

Mr. Maupin served Capitol Federal Savings, and more recently Capitol Federal Financial, as a member of its board of directors since January 1973. Following three years of service with the U.S. Navy Seabees in the Pacific Theatre during World War II, Maupin attended the University of Kansas, graduating with a business administration degree in 1950. On March 13, 1950, he joined Capitol Federal and advanced quickly within the lending department. He was instrumental in the Bank's expansion into the Johnson County area. In 1958, he became head of the mortgage lending department at the Bank's Home Office in Topeka. He was elected to the board of directors in 1973 and was named senior executive vice president in May 1982. He retired April 30, 1991, following 41 years of valuable service to Capitol Federal Savings. In January 2001, Maupin was named the 2000 recipient of the Bank's highest recognition, the Henry A. Bubb Distinguished Service Award, named in honor of Capitol Federal's longtime chairman and presented annually to an employee, officer or board member who demonstrates the leadership qualities of the late Mr. Bubb.

Mr. Quarnstrom, a Topeka attorney, joined Capitol Federal's board of directors in November 1985. A Hutchinson native, he earned his undergraduate degree from Bethany College, Lindsborg, and graduated from Washburn University School of Law in 1957. He has been in the general practice of law since 1957 and is with the firm of Shaw, Hergenreter and Quarnstrom, Topeka. Quarnstrom is a member of several local organizations, including the Topeka Symphony Society, Topeka Lutheran Home Association, Antique Automobile Club of America, Topeka Bar Association, Kansas Bar Association and American Bar Association.

Capitol Federal Financial chairman, John C. Dicus, reflected on the years of service to Capitol Federal provided by these two men, "Bob's unquestionable knowledge of the mortgage lending business and Carl's expertise in law have guided many vital decisions made by this board during their long tenure. We wish them and their wives, Jackie and Betty, respectively, the best in all their future endeavors. They always will remain a part of Capitol Federal."